UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 18, 2006
QUALCOMM INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	000-19528	95-3685934

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5775 Morehouse Drive, San Diego, CA	92121

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (858) 587-1121
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
          On September 18, 2006, Qualcomm Incorporated (the “Company”) elected Ms. Sherry Lansing to its Board of Directors. In connection with her election to the Board, the Company granted Ms. Lansing a stock option under the Qualcomm 2006 Long-Term Incentive Plan (the “Plan”) to purchase 40,000 shares of Company stock at an exercise price of $36.81 per share, which was equal to the fair market value of the Company’s stock on September 18, 2006 (the date of grant), as defined in the Plan. The vesting and service requirements for this stock option are identical in all material respects to the terms and conditions of “initial” stock options previously granted to other new non-employee members of the Company’s Board of Directors who join the Board between annual meetings. In particular, the options vest and become exercisable over a five year period (twenty percent of the options vest one year after the date of grant and thereafter 1/60th of the total options vest on a monthly basis).
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
          On September 18, 2006, the Company elected Ms. Sherry Lansing to its Board of Directors. Ms. Lansing was elected for a term of office that expires at the next Annual Meeting of Stockholders. Other than as set forth herein, there was not and is not any arrangement or understanding between Ms. Lansing and any other person pursuant to which Ms. Lansing was selected to be a director. Ms. Lansing will serve on the Governance Committee of the Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALCOMM Incorporated (Registrant)

Date September 20, 2006
	By:	/s/ Daniel L. Sullivan Daniel L. Sullivan, Ph.D.,
Executive Vice President, Human Resources